EXHIBIT 5

                                OPTION AGREEMENT

THIS OPTION AGREEMENT (the "Agreement"), dated as of July 24, 2001 between JOHNSTON FAMILY CHARITABLE REMAINDER UNITRUST #3, dated October 15, 1998 ("CRT"), and KENNETH J. WARREN, an individual residing at 5567 Caplestone Lane, Dublin, Ohio 43017 ("KJW").

WHEREAS, CRT has acquired an equity interest in ROYAL PRECISION, INC., a corporation duly incorporated under the laws of the State of Delaware (the "Company"); and

WHEREAS, the parties hereto desire that KJW have an option to acquire 30,000 shares of common stock of the Company previously acquired by CRT on the terms and conditions herein set forth.

NOW THEREFORE, in consideration of the undertakings hereinafter contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

Section 1. OPTION. CRT hereby grants to KJW an option (the "Option") to purchase 30,000 shares of common stock of the Company (the "Shares") previously acquired by CRT in consideration for the services KJW has performed as a Director of the Company, upon the following terms and conditions:

     1.1. VESTING. One fifth of the Shares originally subject to this Option will vest and become exercisable on each of the first five anniversaries of this Agreement if KJW has been a Director of the Company continuously from the date of this Agreement through the date when such portion of the Option vests. No
portion  of  this  Option  shall  vest  and  become   exercisable   after  KJW's
directorship with the Company has terminated, unless the reason for such termination is because there is a "Change in Control" in the Company approved by CRT, and as a result, KJW's directorship is terminated because he is asked to resign as a Director or his directorship is otherwise terminated. In either of those cases, the Option shall immediately vest. "Change in Control" means: that any one or more of the following occurs: (a) a merger, consolidation or other corporate reorganization of the Company in which the Company does not survive,
(b) any person (defined for the purposes of this Section 1.1 to mean any person within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), other than the Company, or an executive benefit plan created by the Company for the benefit of its executives, or CRT or any group affiliated with CRT, either directly or indirectly through a merger, consolidation or otherwise, acquires beneficial ownership (determined under Rule 13d-3 of the Regulations promulgated by the Securities and Exchange Commission under Section 13(d) of the Exchange Act) of as much as 50% of the outstanding voting stock of the Company, (c) the shareholders of the Company approve a transfer of substantially all of the assets of the Company to another person or (d) as may otherwise be defined by the Company from time to time to include such other circumstances not inconsistent with the foregoing.
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     1.2.  LAPSE.  This Option will lapse and cease to be  exercisable  upon the earliest of (a) the expiration of seven years from the date of this Agreement or
(b) the termination of KJW's directorship with the Company.

     1.3. PRICE. The price to be paid by KJW to CRT for the Shares (the "Purchase Price") shall be $2.50 per Share.

     1.4. PROCEDURE. The Option shall be exercised by KJW sending to CRT a notice (the "Notice") of the intention of KJW to acquire the Shares, setting forth the number of Shares to be acquired, and a time and date, not less than 30 days from the date of the Notice, for a closing; provided that if CRT has provided notice to KJW under the provisions of Section 2, KJW may cause the closing to occur prior to the time of any event set forth in such notice.

     1.5. THE CLOSING. The closing shall occur at a mutually acceptable time and place on the date set forth in the Notice. At the closing, KJW shall deliver to CRT a certified or bank check drawn on a bank having an office in Jackson, Wyoming for the payment of the Purchase Price against delivery by CRT of an assignment of the Shares to be purchased, free and clear of any claim that the transfer of the Shares was or would be wrongful or that any person, other than CRT, is the owner of or has an interest in the Shares, whether by way of lien, contract of sale, restrictions on use or transfer or otherwise other than the following legend (which shall also appear on certificates representing all of KJW's Shares).

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED SECURITIES OR SECURITIES OWNED BY AN AFFILIATE OF THE ISSUER WITHIN THE MEANING OF SECURITIES ACT RULE 144. THE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT THE SALE OR TRANSFER IS EXEMPT FROM REGISTRATION UNDER SAID ACT.

     1.6. LIMITATION. The Option cannot be exercised at any time that such exercise would breach the provisions of the trust instrument governing CRT. Additionally, CRT cannot be required to sell shares if such a sale would cause CRT to be subject to the provisions of Section 16(b) of the Exchange Act. If a notice to exercise the Option is given and CRT cannot sell such shares, and the time period is going to expire, then the seven year period shall be extended until five days after receipt of notice from CRT that it is now permissible for CRT to sell such shares.

     1.7. ADJUSTMENT. If the Shares are split or if a dividend is paid on such Shares, the number of Shares subject to the Option shall be automatically increased by the ratio between the number of Shares outstanding immediately after such event and the number of Shares outstanding immediately before such event. If at any time prior to the first anniversary of the date of this Agreement, there is a transaction which would result in the Company no longer being subject to the Securities Act of 1933 registration requirements and the shares of the Company being held by a small group of former "insiders" which would include CRT or an affiliate of CRT ("Private Transaction") and KJW has not exercised the Option, this Agreement shall terminate. In the event of a Private

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Transaction  prior  to the  third  anniversary  of  this  Agreement  and KJW has exercised his Option, then at CRT's sole option, CRT can repurchase the Shares KJW received upon his exercise of the Option which he then continues to own. The purchase price shall be $2.50 per Share plus interest from the date of exercise of the Option to the closing for the repurchase of the Shares. The interest rate shall be at an annual rate of interest equal to the prime rate appearing in the Wall Street Journal on the business day preceding the purchase price. The process for the closing shall follow the same procedures as outlined in Sections
1.4 and 1.5. In the event of any other change in the Shares, through recapitalization, merger, consolidation or exchange of Shares or otherwise, there shall automatically be substituted for each Share subject to the Option, the number and kind of shares or other securities into which each outstanding Share subject to the Option was changed.

Section 2. NOTICES.  CRT agrees to give KJW reasonable  notice in advance of any
(a) material change or modification to the Shares of which it has knowledge,  or
(b) exchange of the Shares for any property other than cash and/or promissory notes of which it has knowledge. CRT agrees to give KJW at least five business days notice of the sale, exchange or other disposition of the Shares for cash and/or promissory notes.

Section 3. INVESTMENT INTENT.

     3.1. TRANSFER RESTRICTION. KJW understands that the grant of the Option and the acquisition of the Shares from CRT by KJW has not been registered under the Securities Act of 1933 on the ground that the sale of securities provided for in this Agreement is exempt from registration under the Securities Act of 1933 and that in order to obtain such exemption, the transfer of such securities is restricted by the legend required by this Agreement. KJW will not offer for sale, sell or otherwise transfer any of the Shares unless such Shares have been registered under the Securities Act of 1933 and under applicable state securities laws or their offer, sale or transfer are exempt from such registration and the Company has received an opinion of counsel, in form and substance reasonably satisfactory to the Company, to the effect that their offer, sale or transfer, are so exempt. Any certificates representing the Shares shall continue to bear the legend set forth above until such time as KJW is, in the opinion of counsel to the Company, lawfully able to offer, sell and transfer such Shares without registration under the Securities Act of 1933 or any applicable state securities law and without compliance with Rule 144.

     3.2. REPRESENTATION. KJW represents that he is an "accredited investor" (as defined in Section 501 of the Securities Act of 1933). KJW has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of his investment in the Shares as contemplated by this Agreement, and is able to bear the economic risk of such investment for an indefinite period of time. He has been furnished access to such information and documents as he has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of the Company concerning the Company.

Section 4. MISCELLANEOUS.

     4.1. WAIVER. No purported waiver by either party or any default by the other party of any term or provision contained herein shall be deemed to be a waiver of such term or provision unless the waiver is in writing and signed by

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the waiving party. No such waiver shall, in any event, be deemed a waiver of any subsequent default under the same or any other term or provision contained herein.

     4.2. ENTIRE AGREEMENT. This Agreement sets forth the entire understanding between the parties concerning the subject matter of this Agreement and incorporates all prior negotiations and understandings. There are no covenants, promises, agreements, conditions or understandings, either oral or written, between them relating to the subject matter of this Agreement other than those set forth herein. No representation or warranty has been made by or on behalf of either party to this Agreement (or any officer, director, employee or agent thereof) to induce the other party to enter into this Agreement or to abide by or consummate any transactions contemplated by any terms of this Agreement, except representations and warranties expressly set forth herein. No alteration, amendment, change or addition to this Agreement shall be binding upon either party unless in writing and signed by the parties to be charged.

     4.3. JOINT PREPARATION. This Agreement is to be deemed to have been prepared jointly by the parties hereto and any uncertainty or ambiguity existing herein shall be interpreted according to the application of the rules of interpretation for arms' length agreements.

     4.4. NO PARTNERSHIP. Nothing contained in this Agreement shall be deemed or construed by the parties hereto or by any third person to create the relationship of principal and agent or of partnership.

     4.5. SUCCESSORS. Each and all of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and, except as otherwise specifically provided in this Agreement, their respective successors and permitted assigns; provided, however, that neither this Agreement, nor any rights herein granted may be assigned, transferred or encumbered except as specifically otherwise permitted herein.

     4.6. NOTICE PROCEDURE. Any consent, waiver, notice, demand, request or other instrument required or permitted to be given under this Agreement shall be in writing and be deemed to have been properly given only when delivered in person or by telecopy or other facsimile transmission (followed with hard copy sent by prepaid courier service), addressed to the following:

     If to KJW:
     5134 Blazer Parkway              Tel. No.  (614)-766-1960
     Dublin, Ohio  43017              Fax No.   (614) 766-1974


     If to CRT:
     4350 Greens Place                Tel. No.  (307) 739-3010
     Wilson, WY 83014                 Fax No.   (307) 739-1070

Notice of change of address will be effective only upon receipt.

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     4.7. CAPTIONS. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience. They do not define, limit, construe or describe the scope or intent of the provisions of this Agreement.

     4.8. PARTIAL INVALIDITY. If any term or provision of this Agreement, or the application thereof to any person, firm, corporation or other entity or circumstance, shall be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons, firms, corporations or other entities or circumstances other than those as to which it is held invalid, shall be unaffected thereby and each remaining term or provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

     4.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and the parties hereto may execute this Agreement by signing one or more counterparts.

     4.10. THIRD PARTIES. Nothing herein express or implied is intended or shall be construed to confer upon or give any person, other than the parties hereto and their respective heirs, successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

     4.11. GOVERNING LAW. This Agreement shall be governed and construed by the provisions hereof and in accordance with the laws of the State of Wyoming applicable to agreements to be performed in the State of Wyoming.

     4.12. FURTHER ASSURANCES. If, at any time, either of the parties hereto shall consider or be advised that any further documents are necessary or desirable to carry out the provisions hereof, the appropriate party or parties hereto shall execute and deliver, or cause to be executed and delivered, any and all such other documents and do, or cause to be done, all things necessary or proper to fully carry out the provisions hereof.

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IN WITNESS WHEREOF,  the parties hereto have executed this Agreement on the date first above written.


                                        JOHNSTON FAMILY CHARITABLE
                                        REMAINDER UNITRUST #3


                                        By: /s/ Richard P. Johnston
                                            ------------------------------------
                                            Richard P. Johnston, Trustee



                                            /s/ Kenneth J. Warren
                                            ------------------------------------
                                            Kenneth J. Warren

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